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                                   Exhibit 5.1

                     UNANIMOUS WRITTEN CONSENT TO ACTION BY

                            THE BOARD OF DIRECTORS OF

                                   37 POINT 9

                             [A NEVADA CORPORATION]

The undersigned, being all the Directors of this Corporation, effective on Thursday, December 6, 2001, agree that the business transacted as set forth below shall be as valid and legal and have the same force and effect as though resolved on motion duly made at a meeting held after notice duly given. This document may be signed in counterpart.

WHEREAS the undersigned being all the directors of 37 Point 9, a Nevada Corporation ("the Corporation"), and in order to carry out the policies of the Corporation deemed expedient to the best interests thereof, acting by unanimous written consent without a meeting and in accordance with the Bylaws of the Corporation, on December 6, 2001, consent in writing to the following actions and the adoption of the following Resolutions:

RESOLVED, that the Corporation shall authorize that an investigation be initiated to ascertain the true facts surrounding certain personal actions taken, representations to third parties, and statements made to the Board of Directors and management of the Company, which may be construed as misrepresentations, fraud, and/or personal violations of state and/or federal securities regulations.

RESOLVED FURTHER, that the Corporation, as a precautionary measure, notify immediately its stock transfer agent, Interstate Transfer Company, of Salt Lake City, to stop and suspend the transfer of certain shares in the Corporation, pending outcome and findings of the foregoing investigation.


Dated: December 6, 2001                             /s/ Karl R. Rolls, Jr.
                                                    Secretary of the Corporation


                                    DIRECTORS



/s/ Douglas P. Brown                                /s/ Karl R. Rolls, Jr.
Douglas P. Brown, Acting Chairman                   Karl R. Rolls, Jr., Director